Exhibit 16


October 16, 2000

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Interface E.Com and, under the date of October 13, 1999, we reported on the consolidated financial statements of Interface E.Com as of September 30, 1999 and for the period ended September 30, 1999. On today, we resigned as principal accountants. We have read Interface E.Com's statements included under Item 4(a) of its Form 8-K dated October 16, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Interface E.Com's statement that the decision to change accountants was approved by its Board of Directors.

Very truly yours,

De Visser & Company


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